THE INTEGRITY FUNDS

AMENDED CERTIFICATE OF SERIES DESIGNATION

The members of the Board of Trustees of THE INTEGRITY FUNDS, a Delaware statutory trust (the “Trust”), pursuant to the authority contained in Section 5.1 of Article V of the Fund’s Declaration of Trust dated October 31, 1997, as amended (the “Declaration of Trust”), hereby adopt this 6th day of February 2016, the following resolutions:

RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Trustees by the provisions of the Declaration of Trust of the Trust, the Board of Trustees hereby establishes one additional series of shares of beneficial interest in the Trust, which series shall be designated the “Integrity Energized Dividend Fund” and the authorized shares of such series shall be unlimited and shares of such series shall have the relative rights and preferences as set forth in the Declaration of Trust;

FURTHER RESOLVED, that the Trust consists of the following 5 series that have been established and designated by the Board of Trustees:

Integrity High Income Fund

Integrity Growth & Income Fund

Williston Basin/Mid-North America Stock Fund

Integrity Dividend Harvest Fund

Integrity Energized Dividend Fund

FURTHER RESOLVED, that each series shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of shares of such series;

FURTHER RESOLVED, that the designation of each series above shall not impair the power of the Board of Trustees from time to time to designate additional series of the Trust, including those that may be senior to existing series, to change the designation of each series now or hereafter created or to change the rights of each series designated hereby in accordance with the provisions of the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned being the Trustees of the Trust have executed this instrument as of the above date.

/s/ Robert E. Walstad	/s/ Orlin W. Backes
Robert E. Walstad	Orlin W. Backes

/s/ Jerry M. Stai	/s/ R. James Maxson
Jerry M. Stai	R. James Maxson